EXHIBIT 16.1

[Schwartz Levitsky Feldman LLP Letterhead]

May 16, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.
20549
USA

Dear Sir or Madam:

Re:	China West Coal Energy Inc.
Commission File No. 000-51753

We have read the statements made by China West Coal Energy Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s current report on Form 8-K dated May 16, 2007, regarding the change in certifying accountant. We agree with the statements concerning our firm in such current report on Form 8-K.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP

/s/ Schwartz Levitsky Feldman LLP

Per: Gerry Goldberg, C.A.

GG/ch